Exhibit 99.1

Contact:	D. Anthony Peay - (804) 632-2112
Executive Vice President & Chief Financial Officer

Distribute to:	Virginia State/Local Newslines, NY Times, AP, Reuters, S&P, Moodys, Dow Jones, Investor Relations Service

July 21, 2006 1:00 p.m.	Traded: NASDAQ	Symbol: UBSH

UNION BANKSHARES CORPORATION CONTINUES STABILITY AND GROWTH IN EARNINGS

FOR IMMEDIATE RELEASE (Bowling Green, Virginia) — Union Bankshares Corporation (the “Company”) (NASDAQ: UBSH - News) reports net income for the three months ended June 30, 2006 of $6.7 million, up 1.5% from $6.6 million for the three months ended June 30, 2005. Earnings per share, on a diluted basis, remained the same for both quarters in each year at $.75. Return on average equity for the three months ended June 30, 2006 was 14.02%, while return on average assets was 1.33%, compared to 15.85% and 1.54%, respectively, for the same period in 2005.

The acquisition of Prosperity Bank & Trust Company (“Prosperity”) has been reflected in the financial statements as of April 1, 2006 and represented net income of $337 thousand for the three months ended June 30, 2006. Current period expenses related to Prosperity include interest costs incurred in connection with the issuance of a Trust Preferred Capital Note to fund the acquisition, as well as merger-related costs incurred to date. The interest expense and merger-related costs were $377 thousand and $82 thousand, respectively, net of the income tax benefit. Excluding the Prosperity acquisition, the Company’s net income represented an increase of 3.4%, or $223 thousand, as well as a $.01 increase in earnings per share to $.76.

For the three months ended June 30, 2006 compared to the three months ended March 31, 2006 (“linked quarter basis”) net income increased 6.4%, or $405 thousand, from $6.3 million to $6.7 million. This represents an increase in earnings per share, on a diluted basis, of 5.6%, or $.04, over the prior quarter. The prior quarter’s net income included non-recurring gains from the sale of real estate of approximately $556 thousand, net of income taxes. Excluding the aforementioned gains and the Prosperity acquisition, net income increased by approximately 18.8% or $1.1 million.

For the six months ended June 30, 2006 compared to the six months ended June 30, 2005, net income increased 7.9%, or $956 thousand, from $12.1 million to $13.0 million. This represents an increase in earnings per share, on a diluted basis, of 6.6%, or $.09, from $1.37 to $1.46. Excluding the aforementioned gains and the Prosperity acquisition, net income increased 4.3% or $522 thousand over the six month period. Return on average equity for the six months ended June 30, 2006 was 14.03%, while return on average assets was 1.36%, compared to 14.61% and 1.43%, respectively, for the same period in 2005.

As a supplement to U.S. generally accepted accounting principles (“GAAP”), the Company also uses certain alternate financial measures to review its operating performance. Earnings per share, on a cash basis for the three months ended June 30, 2006 was $.79 compared to $.77 for the same period in 2005 and $.73 for the three months ended March 31, 2006. Additionally, cash basis return on average tangible equity for the three months ended June 30, 2006 was 21.84% compared to 21.54% for the same period in 2005 and 18.52% for the three months ended March 31, 2006.

“It is a pleasure to report 2006 year-to-date results of $1.46 per share, which represents an increase of 6.6% or $.09 per share over the same period in 2005,” said G. William Beale, Union Bankshares Corporation’s President and Chief Executive Officer. “We are excited to have Prosperity Bank & Trust Company as part of the Union Bankshares Corporation family and anticipate full conversion of back-office operations during the third quarter of this year. The completion of the back-office conversion will result in cost savings benefits being reflected in the fourth quarter of 2006.

We’re keeping a watchful eye on the economy and regularly monitor national and market specific economic indicators. Our top line revenue continues to benefit from the increase in short-term interest rates. These increases in short-term rates will impact our funding costs in future quarters. The increase in short-term interest rates and housing sales declining to levels not seen since 2001 has adversely impacted our mortgage segment.”

SEGMENT INFORMATION

Community Bank Segment

For the three months ended June 30, 2006 compared to the same period in 2005, net income for the community banking segment increased 7.1%, or $439 thousand, from $6.2 million to $6.6 million. Excluding the aforementioned gains and Prosperity acquisition, net income for the three months ended June 30, 2006 increased 9.1% or $561 thousand. This increase was mainly driven by a margin expansion increase of 13.8% or $2.3 million. The provision for loan losses increased $118 thousand, mainly attributed to loan growth, which is a $88 thousand decrease when compared to the $206 thousand increase from the three months ended March 31, 2006 compared to the same period in 2005. Noninterest income increased 8.5%, or $289 thousand, primarily driven by increases in other service charges, commissions and fees and bank owned life insurance (“BOLI”) income. Noninterest expense increased 15.0%, or $1.7 million, mainly due to increases in salaries and benefits and other infrastructure costs such as, data processing, professional fees and advertising, which aid the Company in maintaining its strategy to expand its footprint. Additionally, merger-related costs of $126 thousand have been incurred for the three months ended June 30, 2006.

On a linked quarter basis, the community bank segment’s net income increased 5.7%, or $359 thousand, from $6.2 million to $6.6 million. Excluding the aforementioned gains and Prosperity purchase, net income for the three months ended June 30, 2006 increased 18.2%, or $1.0 million, mainly driven by continued margin expansion of $1.1 million, a decrease in the provision for loan losses of $285 thousand, and increased noninterest income of $286 thousand offset by increased noninterest expense of $156 thousand.

For the six months ended June 30, 2006 compared to the same period in 2005, net income for the community banking segment increased 11.7%, or approximately $1.3 million, from $11.5 million to $12.9 million. Excluding the aforementioned gains and Prosperity purchase, net income for the six months ended June 30, 2006 increased 7.9%, or $907 thousand, primarily driven by margin expansion of $4.2 million and increased noninterest income of $875 thousand, offset by increased noninterest expense of $3.7 million. The provision for loan losses increased $324 thousand over the six month period.

Mortgage Segment

For the three months ended June 30, 2006 compared to the same period in 2005, net income for the mortgage segment decreased 75.8%, or $338 thousand, from $446 thousand to $108 thousand. Net interest income fell 82.6%, or $214 thousand, over the same period due to increasingly narrow interest margins. Loan originations decreased 7.6%, or $11.6 million, from $153.9 million to $142.3 million due largely to softening markets. Within the last twelve months, interest rates on selected mortgage products have risen over 1.0% and have delayed buyers from entering the housing market. In the Washington metropolitan area, housing inventory has soared while housing demand has softened, negatively impacting mortgage loan production.

On a linked quarter basis, net income increased 74.2%, or $46 thousand, from $62 thousand to $108 thousand. Net interest income fell 55.9%, or $57 thousand, due to the flattening yield curve and tightening margins. Loan originations increased 22.6%, or $26.2 million, from $116.1 million to $142.3 million, which in turn increased revenue from the sale of loans by $370 thousand and commission expense by $172 thousand. Additionally, increased originations in the government (FHA/VA) loans led to improved loan profitability for the three months ended June 30, 2006. Government loan origination comprised 14.0% of all volume during the period compared to 7.0% for the same period last year.

For the six months ended June 30, 2006 compared to the same period in 2005, net income decreased 69.4%, or $385 thousand, from $555 thousand to $170 thousand. Loan originations decreased 4.1%, or $11.2 million, from $269.6 million to $258.4 million.

NET INTEREST INCOME

For the three months ended June 30, 2006 compared to the same period in 2005, net interest margin, on a tax-equivalent basis, increased 1.8%, or eight basis points, from 4.44% to 4.52%. This eight basis point increase was reflective of strong loan volume and repricing in response to Federal Funds interest rate increases. Average interest-earning assets for the three months ended June 30, 2006 increased approximately 15.3%, or $242.0 million, over the same period in 2005. This growth was driven primarily by (i) the Prosperity acquisition of interest-earning assets, including loans of $76.5 million and securities of $33.6 million, and (ii) organic loan growth, primarily within the commercial real estate and construction loan portfolios. Yields on interest-earning assets increased 12.6%, or 81 basis points, from 6.43% to 7.24%. Average interest-bearing liabilities for the three months ended June 30, 2006 increased approximately 17.0%, or $220.7 million, over the same period in 2005 with growth concentrated within certificates of deposit. The Prosperity acquisition increased interest-bearing liabilities $63.7 million. The cost of interest-bearing liabilities increased 34.6%, or 84 basis points, from 2.43% to 3.27%. Contributing to the increase in net interest margin were noninterest-bearing liabilities, which consist of average demand deposits that grew 26.2%, or $63.5 million, from $242.2 million to $305.7 million. This increase of average demand deposits was mainly connected to the Prosperity acquisition, which totaled $52.4 million of demand deposits.

On a linked quarter basis, tax-equivalent net interest margin, on a tax-equivalent basis, remained relatively flat decreasing two basis points from 4.54% to 4.52%. Net interest income, on a tax-equivalent basis, increased 10.4%, or $1.9 million, with average interest-bearing assets growth of $161.5 million, mainly within the loan and securities portfolios, out pacing the average interest-bearing liabilities growth of $133.9 million. Also, average demand deposits increased 26.9% or $64.7 million. The net interest spread, which is the difference between the yield on average interest-bearing assets less the rate on average interest-bearing liabilities, remained stable near 4.00% for both quarters.

For the six months ended June 30, 2006 compared to the same period in 2005, net interest margin, on a tax-equivalent basis, increased 2.3%, or ten basis points, from 4.43% to 4.53%. This margin expansion was mainly related to strong loan growth and the Prosperity acquisition. Average interest-earning assets increased $181.9 million (Prosperity added approximately $117.0 million at acquisition), primarily within the commercial, construction and consumer loan portfolios, and average interest-bearing liabilities increased $166.8 million (Prosperity added approximately $65.5 million at acquisition), primarily within the certificates of deposit product. The yields on interest-earning assets and costs of interest-bearing liabilities both increased 78 basis points to 7.14% and 3.14%, respectively, maintaining an interest rate spread of 4.0%.

Management continues to monitor interest rate risk in light of the anticipated end of the current Federal Funds tightening cycle. Management anticipates continued pressure on the net interest margin as the interest rate yield curve flattens or inverts in selected yields to maturities.

PROVISION FOR LOAN LOSSES / ASSET QUALITY

For the six months ended June 30, 2006 compared to the same period in 2005, provision for loan losses increased $344 thousand from $467 thousand to $811 thousand, of which $20 thousand was contributed by Prosperity in the second quarter of 2006. Excluding acquired loans of $76.5 million from Prosperity, this increase was largely attributable to core loan growth of approximately 9.2% or $120.9 million. This compares to allowance for loan loss growth of 12.1% over the same time period. On a linked quarter basis, the provision for loan losses decreased $265 thousand. Excluding the Prosperity acquisition, this decrease was primarily driven by slower loan growth of $23.7 million for the three months ended June 30, 2006 as opposed to $48.7 million for the three month ended March 31, 2006.

Net charge-offs were $27 thousand and $50 thousand for the three and six months ended June 30, 2006 compared to net charge-offs of $52 thousand and $197 thousand in the same periods for 2005. For three months ended March 31, 2006, net charge-offs were $23 thousand.

The Company’s asset quality remains good. Management maintains a list of loans that have potential weaknesses that may need special attention. This list is used to monitor such loans and is used in the determination of the adequacy of the Company’s allowance for loan losses. At June 30, 2006, nonperforming assets totaled $11.3 million, including a single credit relationship totaling $10.7 million in loans. The loans to this relationship are secured by real estate (two assisted living facilities and other real estate). Based on the information currently available, management has allocated $1.3 million in specific reserves to this relationship. The Company entered into a workout agreement with the borrower in March 2004. Under the terms of the agreement, the Company extended further credit secured by additional property with significant equity. The Company continues to have constructive dialogue with the borrower towards resolution of the affiliated loans; however, bankruptcy filings in 2005 by some affiliates of the borrower delayed the accomplishment of targeted actions. The Company continues to anticipate that this workout will ultimately result in a reduction of the Company’s overall exposure to the borrower. During the first quarter of 2006, a comprehensive Loan Modification Agreement was signed and the Company’s collateral position improved after achieving cross collateralization on two additional parcels of real estate. The Company remains cautiously optimistic, but has not yet reduced allocated reserves due to uncertainty about the borrower’s ability to meet agreed upon progress targets throughout 2006. As such targets are met and uncertainty reduced, it is anticipated that reserve levels will be reduced accordingly.

NONINTEREST INCOME

For the three months ended June 30, 2006 compared to the same period in 2005, noninterest income remained relatively flat decreasing 1.6%, or $110 thousand, from $7.0 million to $6.9 million. This decrease is principally driven by reduced gains on loan sales within the mortgage segment of $513 thousand, offset to a lesser extent by increases in both other service charges, commissions and fees (debit card income, ATM charges and brokerage commissions) of $351 thousand and BOLI income of $125 thousand. The Prosperity noninterest income was $131 thousand for the three months ended June 30, 2006.

On a linked quarter basis, noninterest income remained relatively flat decreasing 1.0%, or $68 thousand, from $7.0 million to $6.9 million. However, for the three months ended March 31, 2006 noninterest income included pretax gains on the sale of real estate of $856 thousand. The sale included two parcels, one at the Company’s largest subsidiary, Union Bank & Trust Company and the other at Rappahannock National Bank. Excluding the aforementioned gains and Prosperity noninterest income of $131 thousand, noninterest income for the three months ended June 30, 2006 increased 10.7%, or $657 thousand, principally driven by increased gains on loan sales within the mortgage segment of $370 thousand, other service charges, commissions and fees of $143 thousand and service charges on deposit accounts of $95 thousand.

For the six months ended June 30, 2006 compared to the same period in 2005, noninterest income increased 12.3%, or $1.5 million, from $12.4 million to $13.9 million. Excluding the aforementioned gains and Prosperity noninterest income, noninterest income for the six months ended June 30, 2006 increased 4.3%, or $531 thousand, principally driven by increases in other service charges, commissions and fees of $580 thousand and BOLI income of $242 thousand. Reduced gains on loan sales within the mortgage segment of $307 thousand offset the abovementioned increases.

NONINTEREST EXPENSE

For the three months ended June 30, 2006 compared to the same period in 2005, noninterest expenses increased 18.7%, or $2.7 million, from $14.5 million to $17.2 million. This increase was driven primarily by increases in salaries and benefits of 15.6%, or $1.3 million, and other operating expenses of 24.7% or $1.0 million. The increase in salaries and benefits was mainly attributable to new hires and normal increases in compensation adjustments. Other contributing factors were the addition of Prosperity ($515 thousand) and higher incentive compensation, profit sharing and stock compensation expenses, which were partially offset by lower commissions paid in the mortgage segment. The increase in other operating expenses was related to the operation of additional branches (from 45 to 49) and required infrastructure costs to support the Company’s growth strategy. These increases are primarily related to professional fees, data processing fees, amortization of core deposit premiums, marketing expenses and merger-related costs. Additionally, occupancy expenses increased $237 thousand while furniture and equipment expenses increased $142 thousand. These increases are principally related to facilities costs associated with the Company’s growth.

On a linked quarter basis, noninterest expense increased 10.2%, or $1.6 million, from $15.6 million to $17.2 million. Increases in salaries and benefits of 6.8%, or $617 thousand, were principally related to the addition of the Prosperity ($515 thousand) and new hires. Operating expenses increased 18.1%, or $800 thousand, principally driven by increases in professional fees, advertising, amortization of core premium deposits and merger-related costs.

For the six months ended June 30, 2006 compared to the same period in 2005, noninterest expenses increased 17.4%, or approximately $4.9 million, from $28.0 million to $32.8 million. Increases in salaries and benefits of 15.5%, or $2.5 million, are mainly attributable to the addition of the Prosperity ($515 thousand), new hires, other normal compensation adjustments, as well as profit sharing, incentive compensation and stock option expenses, which were offset to a lesser extent by lower commissions paid in the mortgage segment. Operating expenses increased 21.5%, or $1.7 million, principally driven by the addition of Prosperity ($503 thousand) increases in communication costs, professional fees, data processing fees, marketing expenses, ATM processing, amortization of core premium deposits and merger-related costs.

BALANCE SHEET

Assets

As of June 30, 2006, total assets were $2.1 billion compared to $1.8 billion and $1.7 billion as of December 31, 2005 and June 30, 2005, respectively. Total assets acquired in the Prosperity acquisition were $128.2 million. Total cash and cash equivalents increased 21.5%, or $15.0 million, and 62.7%, or $32.6 million, to $84.5 million from December 31, 2005 and June 30, 2005, respectively. Gross loans increased 10.9%, or $149.0 million, and 15.0%, or $197.4 million, to $1.5 billion from December 31, 2005 and June 30, 2005, respectively. Loan growth was concentrated in the commercial real estate and construction portfolios coupled with $76.5 million (primarily commercial real estate) from Prosperity.

Liabilities

As of June 30, 2006, total deposits were $1.6 billion compared to $1.5 billion and $1.4 billion as of December 31, 2005 and June 30, 2005, respectively. The growth was principally attributed to competitive pricing and increased interest rates resulting in increases in certificates of deposit greater than $100 thousand. Total borrowings increased by $91.3 million and $90.4 million to $264.9 million from December 31, 2005 and June 30, 2005, respectively. This increase was mainly associated with the issuance of a Trust Preferred Capital Note in connection with the Prosperity acquisition ($37.1 million), other short-term borrowings and, to a lesser extent, securities sold under agreements to repurchase.

Stockholders’ Equity

The Company’s equity to asset ratio declined approximately 8.5%, or 84 basis points, as of June 30, 2006 to 8.99% from 9.83% and 9.83% as of December 31, 2005 and June 30, 2005, respectively. This was triggered by the Prosperity acquisition, which sequentially increased total assets, in particular, loans, securities, goodwill and intangible assets, at a faster pace than equity. Unrealized gains on securities decreased by $2.9 million and $5.2 million to $1.1 million of unrealized losses compared to December 31, 2005 and June 30, 2005, respectively.

INFORMATIONAL

In March of 2006, the Company changed the names of Bank of Williamsburg to Bay Community Bank and Mortgage Capital Investors, Inc. to Union Mortgage Group, Inc. While the employees, management teams and excellent service remain the same, the name changes will more accurately reflect the affiliation with the Company and no longer geographically restrict Bay Community Bank to the Williamsburg region, thereby allowing for additional expansion. This has been demonstrated in the opening of a Bay Community Bank branch located in Grafton, Virginia on March 6, 2006.

On April 3, 2006, the Company announced it had completed the acquisition of Prosperity Bank and Trust Company, effective April 1, 2006, in a transaction valued at approximately $36 million. Prosperity, with nearly $130 million in assets, operates three offices in Springfield, Virginia, located in affluent Fairfax County, a suburb of Washington, D.C. Prosperity will operate as an independent bank subsidiary of Union Bankshares Corporation.

During the second quarter of 2006, the Company hit a milestone – total assets exceeding $2.0 billion. The Company was formed on July 12, 1993 in connection with Northern Neck Bankshares Corporation and Union Bancorp, Inc. As of December 31, 1993 the Company reported $377.8 million in assets and as of June 30, 2006 the Company had $2.1 billion in assets, which equates to a compounded growth rate of approximately 14.0% per year.

On July 7, 2006, the Company was proud to announce its inclusion in the new NASDAQ Global Select Market. The NASDAQ Global Select Market has the highest initial listing standards of any exchange in the world based on financial and liquidity requirements. “Union Bankshares Corporation is an example of an industry leader that has achieved superior listing standards, which clearly defines the essence of the NASDAQ Global Select Market,” said Bruce Aust, Executive Vice President, Corporate Client Group. “NASDAQ is focused on leading a race to the top in terms of listing qualifications. In recognizing these companies, we are highlighting their achievement in meeting the requirements to be included in the market with the highest listing standards in the world,” added Mr. Aust.

* * * * * *

ABOUT UNION BANKSHARES CORPORATION

Union Bankshares is one of the largest community banking organizations based in Virginia, providing full service banking to the Central, Rappahannock, Williamsburg, and Northern Neck regions of Virginia through its bank subsidiaries, Union Bank & Trust Company (32 locations in the counties of Albemarle, Caroline, Chesterfield, Fluvanna, Hanover, Henrico, King George, King William, Nelson, Spotsylvania, Stafford, Westmoreland and the Cities of Fredericksburg and Charlottesville), Northern Neck State Bank (9 locations in the counties of Richmond, Westmoreland, Essex, Northumberland and Lancaster), Rappahannock National Bank in Washington, Virginia, Bay Community Bank (formerly Bank of Williamsburg) ( 4 locations in Williamsburg, Newport News and Grafton) and Prosperity Bank & Trust Company (3 locations in the Washington D.C. metro area). Union Bank & Trust Company also operates a loan production office in Manassas. In addition to banking services, Union Investment Services, Inc. provides full brokerage services (5 offices) and Union Mortgage Group, Inc. provides a full line of mortgage products (9 offices). Bay Community Bank also owns a non-controlling interest in Johnson Mortgage Company, LLC.

Additional information is available on the Company’s website at www.ubsh.com. The shares of the Company are traded on the NASDAQ National Market under the symbol “UBSH”.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements,” within the meaning of federal securities laws that involve significant risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Company and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in economic conditions; the Company’s ability to achieve acquisition cost savings/synergies; significant changes in regulatory requirements; and significant changes in securities markets. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s most recent Form 10-K report and other documents filed with the Securities and Exchange Commission. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Union Bankshares Corporation

For the Quarter Ended June 30, 2006

(in thousands, except share data)

	Three Months Ended			Six Months Ended
	06/30/06	06/30/05	03/31/06	06/30/06	06/30/05
Results of Operations
Interest and dividend income	$32,347	$24,888	$28,290	$60,637	$48,320
Interest expense	12,378	7,866	10,242	22,620	15,008

Net interest income	19,969	17,022	18,048	38,017	33,312
Provision for loan losses	273	135	538	811	467

Net interest income after provision for loan losses	19,696	16,887	17,510	37,206	32,845
Noninterest income	6,907	7,017	6,975	13,882	12,364
Noninterest expenses	17,209	14,494	15,620	32,829	27,964

Income before income taxes	9,394	9,410	8,865	18,259	17,245
Income tax expense	2,681	2,798	2,557	5,238	5,180

Net income	$6,713	$6,612	$6,308	$13,021	$12,065

Interest ended on loans fully tax equivalent (FTE)	$28,452	$22,010	$25,167	$53,620	$42,558
Interest earned on securities (FTE)	4,158	3,332	3,624	7,782	6,682
Interest earned on earning assets (FTE)	32,939	25,387	28,861	61,799	49,318
Net interest income (FTE)	20,562	17,521	18,618	39,180	34,310
Interest expense on certificates of deposit	7,834	4,909	6,762	14,596	9,365
Interest expense on interest-bearing deposits (FTE)	9,320	6,058	8,214	17,533	11,518
Core deposit intangible amortization	457	305	305	762	610

Net income - community bank segment	$6,605	$6,166	$6,246	$12,851	$11,510
Net income - mortgage segment	108	446	62	170	555

Key Performance Ratios
Return on average assets (ROA)	1.33%	1.54%	1.41%	1.36%	1.43%
Return on average equity (ROE)	14.02%	15.85%	14.05%	14.03%	14.61%
Efficiency ratio	64.03%	60.29%	62.42%	63.26%	61.22%
Efficiency ratio - community bank segment	60.04%	56.30%	58.11%	59.11%	56.97%
Net interest margin (FTE)	4.52%	4.44%	4.54%	4.53%	4.43%
Earning assets (FTE)	7.24%	6.43%	7.03%	7.14%	6.36%
Interest-bearing liabilities (FTE)	3.27%	2.43%	3.00%	3.14%	2.36%
Noninterest income less noninterest expense / average assets	2.04%	1.74%	1.93%	1.99%	1.83%

Per Share Data
Earnings per share, basic	$0.76	$0.76	$0.72	$1.48	$1.38
Earnings per share, diluted	0.75	0.75	0.71	1.46	1.37
Cash basis earnings per share, diluted	0.79	0.77	0.73	1.52	1.41
Cash dividends paid	0.23	0.37	0.22	0.45	0.37
Market value per share	43.14	38.62	45.71	43.14	38.62
Book value per share	21.14	19.52	20.84	21.14	19.52
Tangible book value per share	13.98	14.91	16.36	13.98	14.91
Price to earnings ratio, diluted	14.34	12.84	15.87	14.65	13.98
Price to book value ratio	2.04	1.98	2.19	2.04	1.98
Weighted average shares outstanding, basic	8,815,664	8,761,611	8,797,285	8,806,487	8,754,461
Weighted average shares outstanding, diluted	8,892,811	8,836,488	8,892,077	8,893,743	8,826,875
Shares outstanding at end of period	8,837,234	8,767,996	8,819,857	8,837,234	8,767,996

Financial Condition
Assets	$2,077,522	$1,740,926	$1,885,682	$2,077,522	$1,740,926
Loans, net of unearned income	1,511,209	1,313,818	1,410,945	1,511,209	1,313,818
Earning Assets	1,862,133	1,596,988	1,709,974	1,862,133	1,596,988
Goodwill	50,026	31,297	31,297	50,026	31,297
Core deposit intangibles, net	13,255	9,112	8,199	13,255	9,112
Deposits	1,615,019	1,382,864	1,484,760	1,615,019	1,382,864
Stockholders’ equity	186,802	171,106	183,765	186,802	171,106
Tangible equity	123,521	130,697	144,269	123,521	130,697

	Three Months Ended			Six Months Ended
	06/30/06	06/30/05	03/31/06	06/30/06	06/30/05
Averages
Assets	$2,027,281	$1,719,346	$1,819,585	$1,924,007	$1,696,340
Loans, net of unearned income	1,493,093	1,309,827	1,389,579	1,441,622	1,292,630
Loans held for sale	29,513	38,400	23,752	26,649	35,054
Securities	284,825	226,014	245,358	265,200	227,766
Earning assets	1,825,454	1,583,454	1,663,915	1,745,132	1,563,184
Deposits	1,589,974	1,352,827	1,448,933	1,519,843	1,332,581
Certificates of deposit	768,222	606,276	716,555	742,531	594,424
Interest-bearing deposits	1,284,320	1,110,644	1,207,984	1,246,363	1,099,272
Borrowings	232,639	185,589	175,118	204,037	184,235
Interest-bearing liabilities	1,516,959	1,296,233	1,383,102	1,450,400	1,283,507
Stockholders’ equity	192,012	167,350	182,110	187,089	166,576
Tangible equity	128,739	126,786	142,460	135,562	126,002

Asset Quality
Allowance for Loan Losses
Beginning balance of allowance for loan losses	$17,631	$16,571	$17,116	$17,116	$16,384
Add: Allowance from acquired banks	785	—	—	785	—
Add: Recoveries	163	129	90	253	249
Less: Charge-offs	190	181	113	303	446
Add: Provision for loan losses	273	135	538	811	467

Ending balance of allowance for loan losses	$18,662	$16,654	$17,631	$18,662	$16,654

Allowance for loan losses / total outstanding loans	1.23%	1.27%	1.25%	1.23%	1.27%
Nonperforming Assets
Nonaccrual loans	$11,291	$11,290	$11,962	$11,291	$11,290
Other real estate and foreclosed properties	—	—	—	—	—

Total nonperforming assets	11,291	11,290	11,962	11,291	11,290
Loans > 90 days and still accruing	199	779	371	199	779

Total nonperforming assets and loans > 90 days and still accruing	$11,490	$12,069	$12,333	$11,490	$12,069

Nonperforming assets / total outstanding loans	0.75%	0.86%	0.85%	0.75%	0.86%
Nonperforming assets / allowance for loan losses	60.50%	67.79%	67.85%	60.50%	67.79%

Other Data
Mortgage loan originations	$142,289	$153,931	$116,105	$258,394	$269,559
% of originations that are refinances	30.69%	27.65%	37.07%	33.53%	28.90%
End of period full-time employees	645	568	575	645	568
Number of full-service branches	49	45	46	49	45
Number of community banks (subsidiaries)	5	4	4	5	4
Number of full automatic transaction machines (ATM’s)	133	115	128	133	115

Alternative Performance Measures (1)
Net Income	$6,713	$6,612	$6,308	$13,021	$12,065
Plus: Core deposit intangible amortization, net of tax	297	198	198	495	395

Cash basis operating earnings	$7,010	$6,810	$6,506	$13,516	$12,460

Average assets	$2,027,281	$1,719,346	$1,819,585	$1,924,007	$1,696,340
Less: Average goodwill	49,812	31,297	31,297	40,606	31,155
Less: Average core deposit intangibles	13,461	9,267	8,353	10,921	9,419

Average tangible assets	$1,964,008	$1,678,782	$1,779,935	$1,872,480	$1,655,766

Average equity	$192,012	$167,350	$182,110	$187,089	$166,576
Less: Average goodwill	49,812	31,297	31,297	40,606	31,155
Less: Average core deposit intangibles	13,461	9,267	8,353	10,921	9,419

Average tangible equity	$128,739	$126,786	$142,460	$135,562	$126,002

Cash basis earnings per share, diluted	$0.79	$0.77	$0.73	$1.52	$1.41
Cash basis return on average tangible assets	1.43%	1.63%	1.48%	1.46%	1.52%
Cash basis return on average tangible equity	21.84%	21.54%	18.52%	20.11%	19.94%

(1)	As a supplement to Generally Accepted Accounting Principles (“GAAP”), management also reviews operating performance based on its “cash basis earnings” to fully analyze its core business. Cash basis earnings exclude amortization expense attributable to intangibles (goodwill and core deposit intangibles) that do not qualify as regulatory capital. Financial ratios based on cash basis earnings exclude the amortization of nonqualifying intangible assets from earnings and the unamortized balance of nonqualifying intangibles from assets and equity.

In management’s opinion, cash basis earnings are useful to investors because by excluding non-operating adjustments stemming from the consolidation of our organization, they allow investors to see clearly the combined economic results of our multi-bank company. These non-GAAP disclosures should not, however, be viewed in direct comparison with non-GAAP measures of other companies.

UNION BANKSHARES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share amounts)

	June 30, 2006	December 31, 2005	June 30, 2005
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Cash and cash equivalents:
Cash and due from banks	$59,645	$47,731	$42,648
Interest-bearing deposits in other banks	5,575	578	5,576
Money market investments	158	94	102
Other interest-bearing deposits	2,598	2,598	2,598
Federal funds sold	16,542	18,537	1,027

Total cash and cash equivalents	84,518	69,538	51,951

Securities available for sale, at fair value	288,432	246,017	224,587

Loans held for sale	37,619	28,068	49,280

Loans, net of unearned income	1,511,209	1,362,254	1,313,818
Less allowance for loan losses	18,662	17,116	16,654

Net loans	1,492,547	1,345,138	1,297,164

Bank premises and equipment, net	52,491	45,332	42,363
Other real estate owned	—	—	—
Core deposit intangibles, net	13,255	8,504	9,112
Goodwill	50,026	31,297	31,297
Other assets	58,634	51,064	35,172

Total assets	$2,077,522	$1,824,958	$1,740,926

LIABILITIES
Noninterest-bearing demand deposits	$327,880	$258,085	$261,181
Interest-bearing deposits:
NOW accounts	207,743	197,888	203,139
Money market accounts	166,418	178,346	180,535
Savings accounts	122,681	117,046	120,333
Time deposits of $100,000 and over	389,638	333,709	252,564
Other time deposits	400,659	371,441	365,112

Total interest-bearing deposits	1,287,139	1,198,430	1,121,683

Total deposits	1,615,019	1,456,515	1,382,864

Securities sold under agreements to repurchase	71,986	60,828	54,034
Other short-term borrowings	85,600	42,600	7,610
Trust preferred capital notes	60,310	23,196	23,196
Long-term borrowings	47,000	47,000	89,700
Other liabilities	10,805	15,461	12,416

Total liabilities	1,890,720	1,645,600	1,569,820

Commitments and contingencies

STOCKHOLDERS’ EQUITY
Common stock, $2 par value, shares authorized 24,000,000; issued and outstanding, 8,837,234 shares at June 30, 2006, 8,797,325 shares at December 31, 2005, and 8,767,996 shares at 2005	17,675	17,595	17,536
Surplus	36,660	35,426	35,241
Retained earnings	133,585	124,531	115,283
Accumulated other comprehensive income	(1,118)	1,806	4,046

Total stockholders’ equity	186,802	179,358	171,106

Total liabilities and stockholders’ equity	$2,077,522	$1,824,958	$1,740,926

UNION BANKSHARES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED INCOME STATEMENTS

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Interest and dividend income:
Interest and fees on loans	$28,426	$22,007	$53,530	$42,558
Interest on Federal funds sold	285	9	318	11
Interest on deposits in other banks	11	17	18	32
Interest on money market investments	—	—	2	—
Interest on other interest-bearing deposits	32	20	60	35
Interest and dividends on securities:
Taxable	2,544	1,910	4,718	3,830
Nontaxable	1,049	925	1,991	1,854

Total interest and dividend income	32,347	24,888	60,637	48,320

Interest expense:
Interest on deposits	9,320	6,058	17,534	11,518
Interest on Federal funds purchased	178	87	260	151
Interest on short-term borrowings	1,155	526	1,984	743
Interest on long-term borrowings	1,725	1,195	2,842	2,596

Total interest expense	12,378	7,866	22,620	15,008

Net interest income	19,969	17,022	38,017	33,312
Provision for loan losses	273	135	811	467

Net interest income after provision for loan losses	19,696	16,887	37,206	32,845

Noninterest income:
Service charges on deposit accounts	1,809	1,802	3,424	3,299
Other service charges, commissions and fees	1,437	1,086	2,704	2,097
Gains on securities transactions, net	5	4	7	4
Gains on sales of loans	3,161	3,674	5,952	6,259
Gains (losses) on sales of other real estate owned and bank premises, net	12	43	879	38
Other operating income	483	408	916	667

Total noninterest income	6,907	7,017	13,882	12,364

Noninterest expenses:
Salaries and benefits	9,646	8,345	18,675	16,167
Occupancy expenses	1,234	997	2,328	1,995
Furniture and equipment expenses	1,109	967	2,186	1,869
Other operating expenses	5,220	4,185	9,640	7,933

Total noninterest expenses	17,209	14,494	32,829	27,964

Income before income taxes	9,394	9,410	18,259	17,245
Income tax expense	2,681	2,798	5,238	5,180

Net income	$6,713	$6,612	$13,021	$12,065

Earnings per share, basic	$0.76	$0.76	$1.48	$1.38

Earnings per share, diluted	$0.75	$0.75	$1.46	$1.37

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)

	For Three Months Ended June 30,
	2006			2005			2004
	Average Balance	Interest Income / Expense	Yield / Rate (3)	Average Balance	Interest Income / Expense	Yield / Rate (3)	Average Balance	Interest Income / Expense	Yield / Rate (3)
	(Dollars in thousands)
Assets:

Securities:
Taxable	$196,286	$2,544	5.20%	$150,968	$1,910	5.07%	$163,682	$1,880	4.62%
Tax-exempt (1)	88,539	1,614	7.31%	75,046	1,422	7.60%	84,557	1,507	7.17%

Total securities	284,825	4,158	5.85%	226,014	3,332	5.91%	248,239	3,387	5.49%
Loans, net (1) (2)	1,493,093	28,012	7.53%	1,309,827	21,401	6.55%	1,071,260	15,981	6.00%
Loans held for sale	26,513	440	5.98%	38,400	609	6.36%	40,561	553	5.48%
Federal funds sold	14,266	285	5.01%	4,205	9	0.89%	7,520	14	0.75%
Money market investments	115	—	1.57%	84	—	2.61%	82	—	0.69%
Interest-bearing deposits in other banks	1,044	12	4.45%	2,326	17	2.87%	2,624	1	0.21%
Other interest-bearing deposits	2,598	32	4.91%	2,598	19	2.92%	2,306	6	1.08%

Total earning assets	1,825,454	32,939	7.24%	1,583,454	25,387	6.43%	1,372,592	19,942	5.84%

Allowance for loan losses	(18,538)			(16,572)			(13,524)
Total non-earning assets	220,365			152,464			129,767

Total assets	$2,027,281			$1,719,346			$1,488,835

Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
Checking	$211,017	201	0.38%	$200,773	177	0.35%	$174,355	119	0.27%
Money market savings	180,201	996	2.22%	183,643	727	1.59%	150,711	322	0.86%
Regular savings	124,880	289	0.93%	119,952	245	0.82%	113,242	169	0.60%
Certificates of deposit:
$100,000 and over	371,493	4,071	4.40%	243,826	2,125	3.50%	189,080	1,630	3.47%
Under $100,000	396,729	3,763	3.80%	362,450	2,784	3.08%	351,406	2,624	3.00%

Total interest-bearing deposits	1,284,320	9,320	2.91%	1,110,644	6,058	2.19%	978,794	4,864	2.00%
Other borrowings	232,639	3,057	5.27%	185,589	1,808	3.91%	161,154	1,324	3.30%

Total interest-bearing liabilities	1,516,959	12,377	3.27%	1,296,233	7,866	2.43%	1,139,948	6,188	2.18%

Noninterest-bearing liabilities
Demand deposits	305,654			242,183			188,696
Other liabilities	12,656			13,580			8,993

Total liabilities	1,835,269			1,551,996			1,337,637
Stockholders’ equity	192,012			167,350			151,198

Total liabilities and stockholders’ equity	$2,027,281			$1,719,346			$1,488,835

Net interest income		$20,562			$17,521			$13,754

Interest rate spread			3.97%			4.00%			3.66%
Interest expense as a percent of average earning assets			2.72%			1.99%			1.81%
Net interest margin			4.52%			4.44%			4.03%

(1)	Income and yields are reported on a taxable equivalent basis using the statutory federal corporate tax rate of 35%.
(2)	Foregone interest on previously charged off credits of $76 thousand and $94 thousand has been excluded for 2006 and 2005, respectively.
(3)	Rates and yields are annualized and calculated from actual, not rounded amounts in the thousands, which appear above.

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)

	For Six Months Ended June 30,
	2006			2005			2004
	Average Balance	Interest Income / Expense	Yield / Rate (3)	Average Balance	Interest Income / Expense	Yield / Rate (3)	Average Balance	Interest Income / Expense	Yield / Rate (3)
	(Dollars in thousands)
Assets:
Securities:
Taxable	$181,954	$4,718	5.23%	$153,016	$3,829	5.05%	$160,326	$3,734	4.68%
Tax-exempt (1)	83,246	3,064	7.42%	74,750	2,853	7.70%	83,112	3,034	7.34%

Total securities	265,200	7,782	5.92%	227,766	6,682	5.92%	243,438	6,768	5.59%
Loans, net (1) (2)	1,441,622	52,764	7.38%	1,292,630	41,477	6.47%	982,048	29,692	6.08%
Loans held for sale	26,649	856	6.48%	35,054	1,081	6.22%	31,626	884	5.62%
Federal funds sold	8,106	318	4.88%	2,644	11	0.86%	13,294	60	0.91%
Money market investments	103	1	2.46%	77	1	2.28%	112	—	0.43%
Interest-bearing deposits in other banks	854	18	4.34%	2,415	32	2.69%	2,269	5	0.43%
Other interest-bearing deposits	2,598	60	4.65%	2,598	34	2.65%	1,181	6	1.06%

Total earning assets	1,745,132	61,799	7.14%	1,563,184	49,318	6.36%	1,273,968	37,415	5.91%

Allowance for loan losses	(17,936)			(16,535)			(12,605)
Total non-earning assets	196,811			149,691			106,609

Total assets	$1,924,007			$1,696,340			$1,367,972

Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
Checking	$203,147	382	0.38%	$197,706	324	0.33%	$161,056	225	0.28%
Money market savings	180,418	2,006	2.24%	187,689	1,365	1.47%	129,590	544	0.84%
Regular savings	120,267	549	0.92%	119,453	464	0.78%	104,416	314	0.60%
Certificates of deposit:
$100,000 and over	356,284	7,534	4.26%	232,836	3,959	3.43%	183,798	3,211	3.51%
Under $100,000	386,247	7,062	3.69%	361,588	5,406	3.01%	340,311	5,298	3.13%

Total interest-bearing deposits	1,246,363	17,533	2.84%	1,099,272	11,518	2.11%	919,171	9,592	2.10%
Other borrowings	204,037	5,086	5.03%	184,235	3,490	3.82%	134,670	2,370	3.54%

Total interest-bearing liabilities	1,450,400	22,619	3.14%	1,283,507	15,008	2.36%	1,053,841	11,962	2.28%

Noninterest-bearing liabilities:
Demand deposits	273,480			233,309			169,163
Other liabilities	13,038			12,948			8,645

Total liabilities	1,736,918			1,529,764			1,231,649
Stockholders’ equity	187,089			166,576			136,323

Total liabilities and stockholders’ equity	$1,924,007			$1,696,340			$1,367,972

Net interest income		$39,180			$34,310			$25,453

Interest rate spread			4.00%			4.00%			3.62%
Interest expense as a percent of average earning assets			2.61%			1.94%			1.89%
Net interest margin			4.53%			4.43%			4.02%

(1)	Income and yields are reported on a taxable equivalent basis using the statutory federal corporate tax rate of 35%.
(2)	Foregone interest on previously charged off credits of $114 thousand and $196 thousand has been excluded for 2006 and 2005, respectively.
(3)	Rates and yields are annualized and calculated from actual, not rounded amounts in the thousands, which appear above.